                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
     [ X ]  Preliminary Proxy Statement
     [   ]  Definitive Proxy Statement
     [   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
     [   ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
            14a-6(e)(2))

                              SIFCO Industries, Inc
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment  of Filing Fee (Check the appropriate box):
     [ X ]  No fee required.
     [   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
            0-11.

            1.  Title of each class of securities to which transaction applies:
                ________________________

            2.  Aggregate number of securities to which transaction applies:
                ________________________

            3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ________________________

            4.  Proposed maximum aggregate value of transaction:
                ________________________

            5.  Total fee paid: ________________________

     [   ]  Fee paid previously with preliminary materials.

     [   ]  Check box if any part of the fee is offset as provided by Exchange
            Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            1.  Amount Previously Paid:  ______________________________________

            2.  Form, Schedule or Registration Statement No.: _________________

            3.  Filing Party: _________________________________________________

            4.  Date Filed: ___________________________________________________

                   970 EAST 64TH STREET, CLEVELAND, OHIO 44103

                  NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS

         The 2002 Annual Meeting of Shareholders of SIFCO Industries, Inc. will be held in the National City Bank auditorium (4th floor) of the National City Center Annex Building, 1900 East 9th Street, Cleveland, Ohio, on January 29, 2002 at 10:30 a.m., to consider and vote upon proposals to:

         1. Elect three (3) directors for a three-year term expiring in 2005 or, if Proposal 3 is adopted, for terms expiring at the 2003 Annual Meeting.

         2. Approve an amendment to the Company's code of regulations to decrease the number of directors.

         3. Approve amendments to the Company's code of regulations and articles of incorporation to:

             o declassify the board of directors so that each director would stand for re-election on an annual basis; and

             o eliminate cumulative voting rights of the Company's shareholders.

         4. Ratify the designation of Arthur Andersen LLP as the independent auditors of the Company.

         5. Consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

         The holders of record of Common Shares at the close of business on December 7, 2001, will be entitled to receive notice of and vote at the meeting.

         The Company's Annual Report for the fiscal year ended September 30, 2001 is included with this Notice.

         THE BOARD OF DIRECTORS BELIEVES THAT THE AMENDMENTS TO THE COMPANY'S CODE OF REGULATIONS AND ARTICLES OF INCORPORATION ARE IN YOUR BEST INTEREST AND UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THOSE PROPOSALS.

         By order of the Board of Directors.

                                                    SIFCO Industries, Inc.

December 14, 2001                                   Carolyn J. Buller, Secretary

         KINDLY FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ARE PRESENT AND VOTE IN PERSON AT THE MEETING, YOUR PROXY WILL NOT BE USED.

                   970 EAST 64TH STREET, CLEVELAND, OHIO 44103
                                December 14, 2001

                                 PROXY STATEMENT

                               GENERAL INFORMATION

         The proxy that accompanies this statement is solicited by the board of directors of SIFCO Industries, Inc. (the "Company") for use at the 2002 Annual Meeting of the Shareholders of the Company to be held January 29, 2002, or at any adjournment thereof. This proxy statement was first mailed on December 14, 2001 to shareholders of record on December 7, 2001.

         Any shareholder giving a proxy for the meeting may revoke it before it is exercised by giving a later dated proxy or by giving notice of revocation to the Company in writing or at the 2002 Annual Meeting. However, the mere presence at the 2002 Annual Meeting of the shareholder granting a proxy does not revoke the proxy. Unless revoked by notice as above stated, the shares represented by valid proxies will be voted on all matters to be acted upon at the 2002 Annual Meeting. On any matter or matters with respect to which the proxy contains instructions for voting, such shares will be voted in accordance with such instructions. Abstentions will be deemed to be present for the purpose of determining a quorum for the 2002 Annual Meeting, but will be deemed not voting on the issues or matters as to which abstention is applicable. Brokers who have not received voting instructions from beneficial owners generally may vote in their discretion with respect to the election of directors and the ratification of the auditors. Broker non-votes will not affect the outcome of any matter for which the 2002 Annual Meeting is called.

         The cost of solicitation of proxies in the form accompanying this statement will be borne by the Company. Proxies will be solicited by mail or by telephone or personal interview with an officer or regular employee of the Company or by requesting brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such brokers, custodians, nominees or fiduciaries, who will be reimbursed by the Company for their expenses in so doing.

OUTSTANDING SHARES AND VOTING RIGHTS

         The record date for determining shareholders entitled to vote at the 2002 Annual Meeting is December 7, 2001. As of October 31, 2001, the outstanding voting securities of the Company were 5,129,633 Common Shares. Each Common Share, exclusive of treasury shares, has one vote. The Company held (pending) Common Shares in its treasury on the record date. The holders of a majority of the Common Shares of the Company issued and outstanding, present in person or by proxy, shall constitute a quorum for the purposes of the 2002 Annual Meeting.

         Under the General Corporation Law of Ohio, if notice in writing is given by any shareholder to the President or any Vice President or the Secretary of the Company, not less than forty-eight hours before the time fixed for holding the meeting, that the shareholder desires that the voting for election of directors shall be cumulative, each shareholder will have cumulative voting rights in the election of directors if notice of the meeting has been given at least ten days before the meeting, and, if the ten days' notice has not been given, not less than twenty-four hours before such meeting time, that the shareholder desires that the voting at such election shall be cumulative, provided that an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman of the Board or Secretary of the Company or by or on behalf of the shareholder giving such notice. Cumulative voting allows the shareholder to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or distribute such number of votes among as many candidates and in such manner as the shareholder deems advisable. In case of such notice, it is intended that the persons named in the accompanying proxy will vote cumulatively for all or such of the nominees hereinafter mentioned as they deem best.

         As of October 31, 2001, Janice Carlson and Charles H. Smith, III, 970 East 64th Street, Cleveland, Ohio 44103, owned, as Trustees, 2,002,947 Common Shares representing 39.04% of the outstanding Common Shares of the Company, such Common Shares having been deposited with them or their predecessors, as Trustees, under a Voting Trust Agreement entered into as of February 1, 1997 and extended to January 31, 2002. The Trustees under the Voting Trust Agreement share voting control with respect to all such Common Shares.

         The table below names the persons who are known by the Company to be the beneficial owners of more than 5% of its outstanding Common Shares as of September 30, 2001, the number of such Common Shares beneficially owned by, or held in trust for, each such person (including their spouses and children who live with them, if any) and the percentage of the outstanding Common Shares which that number of shares constitutes.


    NAME AND ADDRESS                          AMOUNT AND NATURE OF      PERCENT
   OF BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP      OF CLASS
   -------------------                        --------------------      --------
Mrs. George D. Gotschall                           656,972 (1)           12.81%
7425 Pelican Bay Boulevard, Marbella #606
Naples, Florida  34108

Charles H. Smith, Jr.                              571,936 (1)           11.15%
4565 South Lake Drive
Boynton Beach, FL  33436

Dimensional Fund Advisors, Inc.                    339,790 (2)            6.72%



(1) All shares owned by Mrs. G. D. Gotschall and C. H. Smith, Jr. are subject to the Voting Trust Agreement described above.

(2) Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios.") In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over 339,790 Common Shares as of September 30, 2001. The Portfolios own all Common Shares reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

PROPOSAL TO DECREASE THE NUMBER OF DIRECTORS

         The Company's code of regulations currently provides that the number of directors of the corporation shall be not less than nine (9) nor more than eleven (11). The board of directors is proposing that the code of regulations be amended to decrease the authorized number of directors to be not less than six
(6) nor more than nine (9). Presently there are seven (7) active directors, down from ten (10) active directors at the start of the 2001, due to the untimely death of Mr. George D. Gotschall and the retirements of Dr. David V. Ragone and Mr. William R. Higgins. Further, Messrs. Maurice Foley and Charles H. Smith, Jr. have advised the Board that they will serve as members through the 2002 annual meeting at which time they will retire, further reducing the board to five (5) active members at that time. Therefore, the Company is nominating Mr. Michael Lipscomb for election to the Board of Directors. The board has determined that the Company could better meet its future needs in the context of ongoing industry and market changes, and would be better served by reducing the size of the board at this time. If passed, the board anticipates fixing the number of directors at six (6).

VOTE REQUIRED

         The affirmative vote of the holders of shares of stock of the Company entitling them to exercise at least two-thirds of the Company's voting power is required to adopt the proposed amendment. THE BOARD OF DIRECTORS OF SIFCO UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT OF THE COMPANY'S CODE OF REGULATIONS TO DECREASE THE NUMBER OF DIRECTORS.

PROPOSAL TO PROVIDE FOR ANNUAL ELECTION OF DIRECTORS AND ELIMINATE CUMULATIVE VOTING

         The Company's code of regulations currently provides for a board of directors divided into three classes each consisting of not less that three nor more than four directors. The board of directors is proposing that the code of regulations be amended to provide for annual elections so that each director's term, including those elected at the 2002 Annual Meeting, would expire in 2003. Each director whose term expires after 2003 has consented to the declassification.

         Supporters of classified boards of directors believe that staggered boards help maintain continuity of experience and, as a result, may assist a company in long-term strategic planning. However, classified boards like ours have become increasingly unpopular with stockholders in recent years. The Company's directors agree with this trend and feel that a non-classified board of directors better enables shareholders to hold all directors accountable on an annual basis, rather than over a three-year period. They also believe that the existence of a classified board of directors may deter some tender offers or substantial purchases of stock that might give stockholders the opportunity to sell their shares at a price in excess of what they would otherwise receive.

         In conjunction with providing for the annual election of directors, the board of directors is proposing to eliminate cumulative voting rights. Under General Corporation Law Governing Ohio, unless otherwise provided in a corporation's articles, each shareholder has a right to vote cumulatively if proper notice is given. The Company's articles of incorporation currently do not alter these provisions of Ohio law. The board of directors is proposing the elimination of such cumulative voting rights.

         One of the principal results of cumulative voting is to make it more likely that an individual or group of individuals, who own less than a plurality of the voting stock, would be able to obtain representation on a board of directors. Such an individual or group may have interests and goals which are not consistent with, and might be in conflict with, those of a majority of shareholders. The Company's board of directors believes that each director should represent the interests of all shareholders, rather than the interests of any special constituency.

         The board of directors is seeking to eliminate cumulative voting at this time because the annual election of all directors will increase the ability of shareholders with smaller shareholdings to elect a director to represent their interests. In addition, cumulative voting is of less importance when the Company's shareholders may replace any and all of the directors on an annual basis if they are not satisfied with the Company's performance. Many companies whose shares are publicly traded do not have cumulative voting for the election of directors.

         While providing for annual election of directors may enhance the ability of a third party to influence a change in control of the Company, eliminating cumulative voting may have the opposite result. The board has no present intention of proposing additional amendments to the articles of incorporation that would impact the ability of a third party to affect a change in control of the Company. The amendment is not being recommended in response to any specific effort, of which the Company is aware, to accumulate the Company's Common Stock or to obtain control of the Company or its board of directors by means of a solicitation in opposition to management or otherwise. In addition the board's recommendation of the amendment is not part of a plan by management to adopt a series of such amendments. The board is proposing the amendment at this time because it believes it is in the best interests of the shareholders of the Company for the reasons stated above.

VOTE REQUIRED

         The affirmative vote of the holders of shares of stock of the Company entitling them to exercise at least two-thirds of the Company's voting power is required to adopt the proposed amendment. THE BOARD OF DIRECTORS OF SIFCO UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT OF THE CODE OF REGULATIONS TO DECLASSIFY THE BOARD OF DIRECTORS AND THE AMENDMENT OF THE ARTICLES OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING.

PROPOSAL TO ELECT THREE (3) DIRECTORS

         The size of the board of directors is currently fixed at ten (10) and classified into three classes. The term of office of one class of directors expires in each year. The terms of office of Maurice Foley, Hudson D. Smith, and
J. Douglas Whelan will expire on the day of the 2002 Annual Meeting.

         Proxies solicited hereunder granting authority to vote on the election of directors will be voted for the election of Messrs. Michael S. Lipscomb, Hudson D. Smith, and J. Douglas Whelan to serve for three-year terms ending in 2005, and until their respective successors are elected. If proposal 3 is adopted, these nominees would be elected for a one-year term ending at the 2003 Annual Meeting, or until their respective successors are elected. Messrs. Hudson
D. Smith and J. Douglas Whelan currently serve as directors of the Company.

         The nominees receiving the greatest number of votes shall be elected. Although the Company does not contemplate that any of the nominees will be unavailable for election, if a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, it is currently intended that the remaining directors will, by the vote of a majority of their number, designate a different nominee for election to the Board at the 2002 Annual Meeting.

Nominees for election to the board of directors


MICHAEL S. LIPSCOMB, 55, has been Chairman, President and Chief Executive
         Officer of Argo-Tech Corporation since 1994. Mr. Lipscomb joined TRW's corporate staff in 1981 and was made Director of Operations for the Power Accessories Division in 1985. He was named Vice President of Operations when Argo-Tech was formed in 1986, becoming President in 1990 and Chairman in 1994. Mr. Lipscomb has served as a director of Argo-Tech and AT Holdings Corporation since 1990.

HUDSON D. SMITH, 50, director of the Company since 1988. Mr. Smith has been
         Treasurer of the Company since 1983 and President of SIFCO Forge Group since 1998. Mr. Smith previously served as Vice President and General Manager of SIFCO Forge Group from 1995 through 1997, General Manager of SIFCO Forge Group's Cleveland Operations from 1989 through 1995 and Group General Sales Manager of SIFCO Forge Group from 1985 through 1989.

J. DOUGLAS WHELAN, 62, director of the Company since 1995. Mr. Whelan retired from his positions as President and Chief Operating Officer of Wyman-Gordon Company, North Grafton, Massachusetts, and as a member of that company's board of directors. He previously served from 1994 through 1997 as President of Wyman-Gordon Forgings, Houston, Texas and from 1989 through 1994, as Vice President of Operations for the Cameron Forged Products Division of Cooper Industries, Houston, Texas. From 1965 to 1989, Mr. Whelan served in a variety of executive, technical and management positions with Cameron Iron Works.

Directors whose terms expire in 2004

RICHARD S. GRAY, 70, director of the Company since 1986 is retired. Mr. Gray was
         President, Enterprise Development Inc., a cooperative venture with the Weatherhead School of Management of Case Western Reserve University from 1987 to 1999. Mr. Gray was director of The Center for Venture Development from 1985 to 1987, and Senior Vice President of LTV Steel, Cleveland, Ohio (primary steel manufacturer) from 1984 to 1985. He is a director of Davey Tree Expert Company (tree care and line clearing).

THOMAS J. VILD, 67, director of the Company since 1994. Mr. Vild has been a
         Management Consultant since 1990. Mr. Vild was an aerospace industry analyst with the investment firm of Roulston Research from 1987 through 1990 and former Director of Market Analysis and Forecasting for the Aircraft Components Group of TRW from 1978 to 1987. Prior to such time, Mr. Vild served in a variety of management positions at TRW, Martin Marietta Corporation and Gould, Inc.

Directors whose terms expire in 2003

JEFFREY P. GOTSCHALL, 53, director of the Company since 1986 and Chairman of the Board since 2001. Mr. Gotschall has been Chief Executive Officer of the Company since 1990 and President of the Company since 1989. Mr. Gotschall previously served the Company from 1986 to 1990 as Chief Operating Officer, from 1986 through 1989 as Executive Vice President and from 1985 through 1989 as President of SIFCO Turbine Component Services. Mr. Gotschall is also a director of National Processing, Inc. (credit and debit processing service).

CHARLES H. SMITH, JR., 80, director of the Company since 1941 and Chairman of the Board of the Company from 1970 to 2001. Mr. Smith previously served the Company as its Chief Executive Officer from 1943 until 1983. Mr. Smith is a former Chairman of the Board of the Chamber of Commerce of the United States. He served as a member of the governing body of the International Labor Organization from 1975 to 1978 and served as the United States employer delegate to the ILO from 1975 to 1992.


STOCK OWNERSHIP OF OFFICERS, DIRECTORS AND NOMINEES

          The following table sets forth as of October 31, 2001, the number of Common Shares of the Company beneficially owned by each director and officer and all directors and officers as a group, according to information furnished to the Company by such persons:

                                        AMOUNT AND NATURE OF
           NAME                       BENEFICIAL OWNERSHIP (1)  PERCENT OF CLASS
           ----                       ------------------------  ----------------
Charles H. Smith, Jr. (2)(3)                  571,936                 11.15%
Hudson D. Smith (1)(2)(3)(4)                  138,090                  2.69%
Jeffrey P. Gotschall (1)(2)(3)(4)             132,100                  2.58%
Tim Crean (1)                                 167,743                  3.27%
Richard S. Gray                                11,500                   *
J. Douglas Whelan                               8,000                   *
Maurice Foley                                   4,000                   *
Frank Cappello (1)                              3,750                   *
Thomas J. Vild                                  1,000                   *
All Directors and Officers as a Group       1,038,119                20.24%


   *Common Shares owned are less than one percent of class.

(1) Unless otherwise stated below, the shares owned are owned of record by that person who has sole voting and investment power as to those shares. A portion of the total number of shares for the following persons and group represents shares which could be acquired within 60 days of the date of this Proxy Statement by exercise of stock options: Tim Crean, 118,750 shares; Jeffrey P. Gotschall, 6,250 shares; Hudson D. Smith, 4,250 shares; Frank Cappello, 3,750 shares; and all directors and officers as a group, 134,250 shares.

(2) Includes in the cases of Messrs. J. P. Gotschall, H. D. Smith and C. H. Smith, Jr. shares owned by their spouses and any minor children or in trust for them, their spouses and their lineal descendants.

(3) Includes Voting Trust Certificates issued by the Voting Trust described above representing an equivalent number of Common Shares held by such Trust as follows: Mr. J. P. Gotschall-- 125,859; Mr. C. H. Smith, Jr.-- 571,936; and Mr. H. D. Smith-- 132,515.

(4) Mr. J. P. Gotschall is the nephew of Mr. C. H. Smith, Jr. Mr. H. D. Smith is the son of Mr. C. H. Smith, Jr.


ORGANIZATION AND COMPENSATION OF THE BOARD OF DIRECTORS

         The Company's board of directors held four (4) regularly scheduled meetings during the last fiscal year. The board of directors' standing committees are the Audit, Compensation, and Governance Committees.

         The functions of the Audit Committee are to determine the scope of the audit, to discuss any special problems that may arise during the course of the audit and to review the audit and its findings for the purpose of reporting to the board of directors. The Audit Committee, currently composed of Messrs. Gray (Chairman), Foley and Vild held two (2) meetings during the last fiscal year.

         The function of the Compensation Committee is to review and recommend the compensation of directors and officers of the Company, including the granting of stock options and the number of shares which should be subject to each option so granted. The Compensation Committee, currently composed of Messrs. Whelan (Chairman) and Foley, held three (3) meetings during the last fiscal year.

         The function of the Governance Committee, which was established in July 2001, is to recommend candidates for the board of directors and address issues relating to senior management performance and succession and, to the composition and procedures of the board. The Governance Committee is currently composed of Messrs. Gotschall, Foley, Whelan and Gray. The Governance Committee will consider shareholder nominations for directors at any time. Any shareholder desiring to have a nominee considered by the Governance Committee should submit such recommendation in writing to a member of the Governance Committee or the Secretary of the Company. The Governance Committee did not hold any formal meetings during the last fiscal year; however, its function was fulfilled during sessions of the full board of directors.

         In fiscal 2001, each director (other than directors who are employed by the Company) received an annual retainer fee of $12,000 and an attendance fee of $1,000 per Board meeting, $1,000 per Committee meeting for meetings held on a day other than the day of a Board meeting and $500 per Committee meeting for meetings held on the day of a Board meeting. Committee chairmen received an additional $2,000 annual retainer for such service.

                             EXECUTIVE COMPENSATION

         The following table sets forth the annual and long-term compensation received for each of the three previous fiscal years for the Company's Chief Executive Officer and the three other executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL                         LONG TERM
                                          COMPENSATION                     COMPENSATION
                              ------------------------------------- ------------------------
          NAME &                                                       OPTION       LTIP        ALL OTHER
    PRINCIPAL POSITION           YEAR    SALARY ($)     BONUS ($)      AWARDS    PAYOUTS ($)  COMPENSATION
                                                                                     (3)          (1)
----------------------------------------------------------------------------------------------------------

Jeffrey P. Gotschall             2001     259,992       106,000         5,000        -0-          3,120
President & CEO                  2000     260,442        32,000        10,000       76,984        3,120
                                 1999     261,498        61,000         -0-          -0-          3,120
----------------------------------------------------------------------------------------------------------
Timothy V. Crean                 2001     185,543        94,458        10,000        -0-            -0-
Executive Vice President         2000     174,332        58,091        10,000      159,506          -0-
                                 1999     179,804        61,162        55,000        -0-            -0-
----------------------------------------------------------------------------------------------------------
Frank A. Cappello                2001     141,004        58,000        10,000        -0-          1,260
Vice President & CFO             2000(2)   85,483        19,000         5,000        -0-            -0-
----------------------------------------------------------------------------------------------------------
Hudson D. Smith, Treasurer       2001     113,376        11,199         5,000        -0-          1,320
                                 2000     113,376         3,574         6,000      199,312        1,320
                                 1999     110,000         2,109         -0-          -0-          1,320
----------------------------------------------------------------------------------------------------------

(1) Represents amounts contributed by the Company as matching contributions with respect to U.S. employees pursuant to the Company's Employee Thrift Plan, a defined contribution plan.

(2) Represents amounts since February 21, 2000, date on which officer was hired.

(3)  Represents final distributions from the Company's Phantom Stock Plan.

OPTION GRANTS

         Set forth below is information on grants of stock options pursuant to the company's 1998 Stock Option Plan during the fiscal year ended September 30, 2001 to the executive officers named in the Summary Compensation Table.

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                 INDIVIDUAL GRANTS                                    ANNUAL RATES OF STOCK
                                                                                      PRICE APPRECIATION FOR
                                                                                           OPTION TERM
------------------------------------------------------------------------------------- ----------------------
                                           % OF TOTAL
                             OPTIONS/    OPTIONS GRANTED      EXERCISE
          NAME                 SARS      TO EMPLOYEES IN       OR BASE    EXPIRATION    5% ($)     10% ($)
                             GRANTED       FISCAL YEAR         PRICE         DATE
                                 #                            ($/SHARE)
-----------------------------------------------------------------------------------------------------------
Jeffrey P. Gotschall           5,000             7%              5.16      11/8/2005     16,222     41,111
-----------------------------------------------------------------------------------------------------------
Timothy V. Crean              10,000            13%              4.69      11/8/2010     29,495     74,747
-----------------------------------------------------------------------------------------------------------
Hudson D. Smith                5,000             7%              5.16      11/8/2005     16,222     41,111
-----------------------------------------------------------------------------------------------------------
Frank A. Cappello             10,000            13%              4.69      11/8/2010     29,495     74,747
-----------------------------------------------------------------------------------------------------------

OPTION EXERCISES AND FISCAL YEAR-END VALUES

         Set forth below, for each individual named in the Summary Compensation Table, is information relating to such person's exercise of stock options during the fiscal year ended September 30, 2001 and ownership of unexercised stock options at September 30, 2001.

                                                      NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN
                                                     UNDERLYING UNEXERCISED        THE MONEY OPTIONS AT
                            SHARE                      OPTIONS AT YEAR-END            FISCAL YEAR-END
                         ACQUIRED ON      VALUE   ---------------------------- ----------------------------
       NAME               EXERCISE      REALIZED   EXERCISABLE   UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------
Jeffrey P. Gotschall        -0-          -0-           2,500         12,500           -0-          -0-
-----------------------------------------------------------------------------------------------------------
Timothy V. Crean            -0-          -0-         100,000         45,000        25,250          -0-
-----------------------------------------------------------------------------------------------------------
Hudson D. Smith             -0-          -0-           1,500          9,500           -0-          -0-
-----------------------------------------------------------------------------------------------------------
Frank  A. Cappello          -0-          -0-           1,250         13,750           -0-          -0-
-----------------------------------------------------------------------------------------------------------

PENSION PLAN

         The amounts stated in the foregoing Summary Compensation Table do not include amounts paid by the Company for purposes of funding the Company's non-contributory pension plan. Messrs. J. P. Gotschall, F. A. Cappello, and H.
D. Smith participate on the same basis as other salaried employees in a qualified, non-contributory pension plan known as SIFCO Industries, Inc. Salaried Retirement Plan (the "Retirement Plan"). Mr. T. V. Crean participates in the SIFCO Turbine Components Limited Pension Plan (the "STCL Plan"), which is described later in this section.

         The Summary Compensation Table includes both base salary and incentive compensation. Benefits payable under the Retirement Plan are calculated using only base salary. Under the terms of the Retirement Plan, the amount of normal annual retirement benefit payable to a participating employee is generally based upon years of service with the Company prior to normal retirement date, "final average earnings" (average basic salary during the 60 consecutive month period, within the 120 month period preceding retirement, during which the total amount of basic salary was the highest) and average Social Security covered compensation. For an employee retiring with 25 years of service or less, the benefit is equal to 2.144% of final average earnings minus .625% of average Social Security covered compensation multiplied by years of service up to 25 years. If an employee has more than 25 years of service at retirement, the benefit is increased by 1.25% of final average earnings multiplied by his years of service in excess of 25 years. The amount so determined is payable in the form of a single life annuity or a lump sum payment. Under the Internal Revenue Code, the maximum annual benefit payable under the Retirement Plan to covered employees is limited to $140,000 per year for 2001. In addition, the maximum amount of final average earnings used to compute benefits under the Retirement Plan is limited by the Internal Revenue Code. Therefore, in response to such limitations, the Company established a non-qualified Supplemental Executive Retirement Plan ("SERP") to provide covered employees with a benefit amount equal to what they would have been entitled to receive under the Retirement Plan if no such limitations existed.

         The estimated annual retirement benefit under the combined Plans for each participant is based upon the assumption that base salary will remain unchanged until the normal retirement age of 65 is reached, and that likewise the provisions of the Retirement Plan with respect to those retirement benefits will remain unchanged. The following table shows estimated combined annual benefits payable upon retirement under the Retirement Plan and the SERP:


                                                    Years of Service
---------------------------------------------------------------------------------------------------
Remuneration               15                20               25                30               35
---------------------------------------------------------------------------------------------------

    $ 50,000           12,591            16,789           20,986            24,111           27,236
      75,000           20,631            27,509           34,386            39,073           43,761
     100,000           28,671            38,229           47,786            54,036           60,286
     150,000           44,751            59,669           74,586            83,961           93,336
     200,000           60,831            81,109          101,386           113,886          126,386
     250,000           76,911           102,549          128,186           143,811          159,436
     300,000           92,991           123,989          154,986           173,736          192,486

         The payments by the Company to fund the benefits under the Retirement Plan and SERP are actuarially determined. The estimated annual benefits payable upon retirement and projected years of credited service to retirement are as follows: Mr. J. P. Gotschall -- $177,682 (39.8 years); Mr. F. A. Cappello -- $59,697 (23.6 years); and Mr. H. D. Smith -- $72,560 (42.5 years). Total pension expense related to the Retirement Plan for fiscal year 2001 was $329,850.

         Mr. T. V. Crean participates in the STCL Plan. This is a contributory plan for employees of the Company's Irish subsidiary, SIFCO Turbine Components Limited ("STCL"). Under the STCL Plan, the employee and STCL each pay 50% of retirement benefits. Other costs such as life insurance are borne by STCL.

         Under the terms of the STCL Plan, the amount of normal annual retirement benefits payable to a participating employee is generally based upon years of service with STCL prior to normal retirement date, "final pensionable salary" (average basic salary during the period of 36 consecutive months preceding retirement) and average government pension. The benefit is 1/60th of final pensionable salary for each year of service, subject to a maximum of 40 years, minus 1 1/2 times the single person's annual rate of government retirement pension. Years of service for senior managers who will have completed at least ten years service may be augmented. The additional cost is paid by STCL.

         The payments by STCL and employees to fund the benefits under the STCL Plan are actuarially determined. The current dollar value of estimated annual benefits payable (in Irish pounds) upon retirement and projected years of credited service to retirement for Mr. T. V. Crean is $120,924 (40 years). Total pension expense for the Retirement Plan for fiscal year 2001 was $161,000.


EMPLOYEES' THRIFT PLAN

         The amounts stated in the Summary Compensation Table include amounts contributed and expensed by the Company under the SIFCO Industries, Inc. Employees' Thrift Plan. This Plan is a qualified 401(k) plan for salaried U.S. employees and was established in 1981 to encourage savings among employees. By the terms of this Plan, all salaried U.S. employees are permitted to contribute up to 16% of their pay, including wages, overtime pay and any commissions received, up to a maximum amount of $10,500 in calendar year 2001, to a trust fund. Under the Plan, the Company matches 60% of the first 2% of pay contributed.

         Employee contributions may be invested in one or more of four funds: an equity fund, an international equity fund, a balanced fund and a government money market fund. Company matching contributions are made in Company shares. For employees with less than three full years of service, one-half of the amounts contributed by the Company are automatically vested. The remaining 50% becomes fully vested after three full years of service. Amounts contributed by the Company for employees with three or more full years of service vest immediately. All amounts in the fund credited to an employee are payable in cash or stock upon the employee's death, retirement or permanent disability.

EMPLOYMENT AGREEMENTS

         During fiscal 2000, the Company entered into agreements with certain key executives of the Company in order to protect the Company and such key executives in the event of a change in control of the Company. The purpose of these agreements is to reinforce and encourage the continued attention and dedication of these executives to their assigned duties without distraction in the face of (i) solicitations by other employers and (ii) the potentially disturbing circumstances arising from the possibility of a change in control of the Company. To that end, the Executive Employment Agreements obligate the Company to provide certain severance benefits, described below, to any of these officers whose employment is terminated under certain circumstances. Such benefits for Messrs. H. D. Smith and F. A. Cappello include a payment equal to a maximum of 200% of the employee's annual compensation, continuation of insurance coverage for up to 24 months following termination, and accelerated vesting of existing stock options and certain retirement benefits.


                      REPORT OF THE COMPENSATION COMMITTEE

         The Company's compensation of its executive personnel has three components: base salary, cash incentive compensation and non-cash incentives (stock options).

         Based on a consideration of CEO salaries in manufacturing companies of comparable size, and in view of uncertainty in the aerospace industry, the Compensation Committee continued Mr. Gotschall's annual salary at $260,000 at the start of the fiscal 2002 year.

         The Company has incentive plans for each business unit and for the corporate headquarters staff. The SIFCO Forge Group's incentive plan is a gainsharing plan for all employees of the Group based on 10% of operating profits, subject to certain adjustments.

         Members of the other business units share in compensation pools equal to 10% of the unit's operating profits, subject to certain adjustments. Each pool is allocated by the applicable business unit manager among the participants in the plan in the general proportion that each participant's salary bears to the aggregate salaries of all participants, with individual awards subject to salary caps.

         Members of the corporate staff earned incentives from a pool equal to 3% of profits before tax, subject to certain adjustments. Mr. Gotschall's cash incentive for fiscal 2001 was $106,000.

         During fiscal 2001, options on 77,000 shares were awarded to participants in the Company's 1998 Long-Term Incentive Plan, including awards of 5,000 shares to Mr. J. P. Gotschall; 10,000 shares to Mr. T. V. Crean; 5,000 shares to Mr. H. D. Smith; and 10,000 shares to Mr. F. A. Cappello.

                                        Compensation Committee
                                              J. Douglas Whelan, Chair
                                              Maurice Foley

PERFORMANCE GRAPH

         Set forth below is a graph comparing the price performance of the Company's Common Shares to the price performance of the S&P Composite - 500 Stock Index and the S&P Aerospace/Defense Group. The graph assumes that the value of the investment in the Common Shares, the S&P Composite - 500 Stock Index and the S&P Aerospace/Defense Group was $100 on September 30, 1996.


                  COMPARISON OF FIVE-YEAR PRICE PERFORMANCE OF
                      SIFCO INDUSTRIES, INC., S&P 500 INDEX
                         AND S&P AEROSPACE/DEFENSE GROUP



                                       SIFCO Stock Price Vs.
                                 S&P 500 and S&P Aerospace/Defence


                                   SIFCO     S&P 500      S&P
Quarter Ended                      Stock      Index     Aerospace

09/96                              100.0%     100.0%      100.0%
03/97                              118.8%     110.2%      102.4%
09/97                              207.5%     137.8%      122.1%
03/98                              228.8%     160.3%      119.2%
09/98                              125.0%     148.0%       89.6%
03/99                               76.3%     187.2%       83.4%
09/99                               70.0%     186.6%       90.7%
3/00                                58.8%     218.0%       75.2%
9/00                                58.1%     209.0%      118.7%
3/31/01                             46.0%     168.8%      111.3%
9/30/01                             46.0%     152.8%      110.8%

REPORT OF THE AUDIT COMMITTEE

         The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2001, with the Company's management and with the Company's independent accountants, Arthur Andersen LLP. The Audit Committee also discussed with Arthur Andersen LLP the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

         The Audit Committee received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 and the Audit Committee discussed the independence of Arthur Andersen LLP with that firm.

         Effective as of May 2, 2000, the Audit Committee adopted a written charter and the board of directors of the Company has adopted that charter.

         Based upon the Audit Committee's review and discussion noted above, the Audit Committee recommended to the board of directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001.

                                        Audit Committee
                                               Richard S. Gray, Chair
                                               Maurice Foley
                                               Thomas J. Vild


AUDIT FEES

         Fees paid to Arthur Andersen LLP for the audit of the Company's annual financial statements and for review of the financial statements included in the Company's forms 10-Q for the year ended September 30, 2001 were $147,000.


ALL OTHER FEES

         Fees paid to Arthur Andersen LLP for all services other than those described above were $92,900, including accounting and SEC reporting related consultation services of $42,100 and tax related services of $50,900.

PROPOSAL FOR APPROVAL OF DESIGNATION OF AUDITORS

         The accounting firm of Arthur Andersen LLP has been the Company's independent accountants and auditors and has audited the accounts of the Company and its consolidated subsidiaries for a number of years. The board of directors has chosen that firm to audit the accounts of the Company and its consolidated subsidiaries for the fiscal year ending September 30, 2002, subject to the approval of the shareholders for which the affirmative vote of a majority of the Common Shares present and voting at the 2002 Annual Meeting (in person or by proxy) is required. Arthur Andersen LLP has advised the Company that neither the firm nor any of its members or associates has any direct or indirect financial interest in the Company or any of its affiliates other than as auditors. The board of directors recommends ratification of the selection of Arthur Andersen LLP as independent auditors of the Company for the year ending September 30, 2002.

         Representatives of Arthur Andersen LLP are expected to be present at the 2002 Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.


SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

         A shareholder who intends to present a proposal at the 2003 Annual Meeting, and who wishes to have the proposal included in the Company's proxy statement and form of proxy for that meeting, must deliver the proposal to the Company no later than August 16, 2002. Any shareholder proposal submitted other than for inclusion in the Company's proxy materials for the 2003 Annual Meeting must be delivered to the Company no later than October 30, 2002 or such proposal will be considered untimely. If a shareholder proposal is received after October 30, 2002, the Company may vote in its discretion as to the proposal, all of the Common Shares for which it has received proxies for the 2003 Annual Meeting.


OTHER MATTERS

         The management does not know of any other matters which will come before the meeting. In case any other matter should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.


                                        By order of the Board of Directors

                                        Carolyn J. Buller, Secretary

December 14, 2001

                                                                       EXHIBIT A



PROPOSED AMENDMENT TO THE AMENDED CODE OF REGULATIONS


[THE AMENDED CODE OF REGULATIONS ARE TO BE AMENDED BY DELETING THE FIRST SENTENCE OF PARAGRAPH ONE (1) OF ARTICLE VIII - DIRECTORS, AND INSERTING IN PLACE THEREOF THE SENTENCE SET FORTH BELOW.]

         The Company shall have a board of directors of not less that six (6) nor more than nine (9) persons as may be determined by the affirmative vote of the holders of record of shares of the stock of the Company entitling them to exercise a majority of the voting power of the Company at an annual or special meeting called for the purpose of electing directors, and when so fixed such number shall continue to be the authorized number of directors until changed by the shareholders by a vote of the aforesaid or by the directors as hereinafter provided.



[THE AMENDED CODE OF REGULATIONS ARE TO BE AMENDED BY DELETING PARAGRAPH TWO (2) OF ARTICLE VIII - DIRECTORS, AND INSERTING IN PLACE THEREOF THE PARAGRAPH SET FORTH BELOW.]

         At each annual meeting of shareholders, all directors will be elected for a one-year term.




PROPOSED AMENDMENT TO THE AMENDED ARTICLES OF INCORPORATION.


[THE AMENDED ARTICLES OF INCORPORATION ARE TO BE AMENDED BY ADDING THE ARTICLE SET FORTH BELOW.]

         No holder of shares of the Corporation shall be entitled to vote cumulatively in the election of directors of the Company.

                             SIFCO INDUSTRIES, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JEFFREY P. GOTSCHALL and HUDSON D. SMITH, and each of them, the proxies of the undersigned to vote the shares of the undersigned at the Annual Meeting of the Shareholders of SIFCO Industries, Inc., to be held on January 29, 2002, and at any and all adjournments thereof, upon proposals to:

(1) ELECT THREE (3) DIRECTORS. To elect the following persons for a three-year term expiring in 2005 or, if proposal 3 is adopted, for a term expiring at the 2003 Annual Meeting:

       Michael S. Lipscomb         Hudson D. Smith          J. Douglas Whelan

          |_| FOR all nominees listed above         |_| WITHHOLD AUTHORITY
                (except as noted below)             To vote for all nominees

     (INSTRUCTIONS: If you wish to withhold authority to vote for any individual nominee, write that nominee's name in the space below.)_______________________________________________________________

     ______________________________________________________________________

(2)  AMEND THE COMPANY'S CODE OF REGULATIONS to decrease the number of
     Directors.

          |_| FOR               |_| AGAINST              |_| ABSTAIN

(3) AMEND THE COMPANY'S CODE OF REGULATIONS to declassify the Board of Directors and AMEND THE COMPANY'S ARTICLES OF INCORPORATION to eliminate cumulative voting rights of the Company's shareholders.

          |_| FOR               |_| AGAINST              |_| ABSTAIN


(4) RATIFY THE DESIGNATION OF ARTHUR ANDERSEN LLP as independent auditors of the Company.

          |_| FOR               |_| AGAINST              |_| ABSTAIN

(5) Consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

               |_| GRANT AUTHORITY             |_| WITHHOLD AUTHORITY

                                                       (Continued on other side)

                       (Proxy--continued from other side)


Proxy No.                                                        Shares

IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS, FOR THE AMENDMENT TO THE COMPANY'S CODE OF REGULATIONS TO DECREASE THE NUMBER OF DIRECTORS, FOR THE AMENDMENT TO THE COMPANY'S CODE OF REGULATIONS TO DECLASSIFY THE BOARD OF DIRECTORS AND THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING RIGHTS OF THE COMPANY'S SHAREHOLDERS, FOR THE PROPOSAL TO RATIFY THE DESIGNATION OF INDEPENDENT AUDITORS AND, IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT.


                                        Dated: _________________________

                                        ________________________________

                                        ________________________________


                                        NOTE: The signature of this proxy should correspond with the name (or names), as shown hereon, in which your stock is registered. Where stock is registered jointly in the name of two or more persons, all should sign.